Kayne Anderson Energy Development Company Announces Sale of Millennium Midstream Partners, L.P.

HOUSTON, TX -- 09/16/2008 -- (NYSE: KED) Kayne Anderson Energy Development Company ("KED") announced today that one of its portfolio companies, Millennium Midstream Partners, L.P. ("Millennium"), has entered into a definitive agreement with Eagle Rock Energy Partners, L.P. (NASDAQ: EROC) for the sale of Millennium for total consideration of approximately $236 million, consisting of $181 million of cash and 4.0 million Eagle Rock common units, subject to customary closing adjustments. The transaction is expected to close in October 2008, subject to the satisfaction of various closing conditions, including the termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

At closing, Millennium will distribute substantially all of the net sale proceeds (after repayment of outstanding indebtedness) to its partners, including KED. KED's portion of such sale proceeds will be approximately $36.1 million in cash and 1.7 million of unregistered common units of Eagle Rock. Approximately 0.7 million of the Eagle Rock common units issued to KED of will be held in escrow for 18 months. Upon consummation of the transaction based on the expected proceeds from the escrow and the holding period for the Eagle Rock common units received, KED intends to initially value the 1.7 million Eagle Rock common units at approximately 92% of current market value for purposes determining their fair market value. KED has an original cost basis in Millennium of $47.5 million.

"Since the time of our initial investment in late 2006, Millennium has successfully executed a strategy of growing its East Texas gas gathering volumes and expanding its geographical footprint. This transaction positions the business for further growth as part of Eagle Rock while providing KED with additional liquidity to fund future investments. We feel that the realized gain on this transaction successfully validates KED's strategy of investing in private MLPs," said Kevin McCarthy, CEO of KED.

About the Company

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Company's historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; energy industry risk; commodity pricing risk; leverage risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

CONTACT:

KA Fund Advisors, LLC
Monique Vo
877-533-1232
http://www.kaynefunds.com